Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D, dated October 23, 2008, including any amendments thereto (the “13D”), with respect to the common stock, par value $0.001 per share, of Emageon Inc.  This Joint Filing Agreement shall be filed as an exhibit to the 13D.

Dated: October 23, 2008	HEALTH SYSTEMS SOLUTIONS, INC.

	By:	/s/ Michael G. Levine
	Name:	Michael G. Levine
	Title:	Chief Financial Officer

HSS ACQUISITION CORP.

	By:	/s/ Michael G. Levine
	Name:	Michael G. Levine
	Title:	Chief Executive Officer